Exhibit 99.1

THE SHARPER IMAGE®

650 Davis Street
San Francisco, CA 94111	Corporate Headquarters

FOR IMMEDIATE RELEASE

November 18, 2004

Contact:	Jeff Forgan, Executive Vice President/Chief Financial Officer
The Sharper Image
415/445-1583

SHARPER IMAGE REPORTS THIRD QUARTER REVENUE INCREASED 20 PERCENT TO

RECORD LEVEL, NET LOSS OF ($0.21) PER SHARE

COMPARABLE STORE SALES DECREASED ONE PERCENT, CATALOG SALES INCREASED 28

PERCENT AND INTERNET SALES INCREASED 24 PERCENT.

San Francisco, CA – Sharper Image Corporation (NASDAQ: SHRP) today reported record revenues for the third quarter of its fiscal year ending January 31, 2005. The Company said third quarter total revenues increased 20 percent and third quarter net loss was ($0.21) per share.

Third Quarter Highlights

•	Total Company revenues increased 20 percent

•	Total store sales increased 15 percent

•	Comparable store sales decreased one percent

•	Catalog/direct marketing sales, including wholesale, increased 28 percent

•	Internet sales increased 24 percent

•	Third quarter net loss of ($0.21) per share

For the three months ended October 31, 2004, total Company revenues increased 20 percent to $153.6 million from last year’s third quarter of $128.1 million; the third quarter 2003 increase was 23 percent. Total store sales increased 15 percent to $80.1 million from last year’s third quarter of $69.6 million. Comparable store sales decreased one percent; the third quarter 2003 comparable store sales increase was nine percent. Total catalog/direct marketing sales, which includes wholesale, increased 28 percent to $48.8 million from last year’s $38.3 million; last year’s third quarter increase was 19 percent. Internet sales increased 24 percent to $21.0 million from last year’s third quarter Internet sales of $17.0 million; the third quarter 2003 increase was 34 percent. The third quarter net loss of ($0.21) per share, or ($3.3) million, was the midpoint of our third quarter guidance, compared with last year’s third quarter net earnings of $0.06 per diluted share, or $1.0 million.

Year-to-Date Nine-Month Highlights

•	Total Company revenues increased 24 percent

•	Total store sales increased 19 percent

•	Comparable store sales increased three percent

•	Catalog/direct marketing sales, including wholesale, increased 32 percent

•	Internet sales increased 32 percent

•	Year-to-date net loss of ($0.04) per share

For the nine months ending October 31, 2004, total Company revenues increased 24 percent to $459 million from last year’s $369.1 million; the 2003 year-to-date increase was 24 percent. Total store sales increased 19 percent to $247.5 million from $207.7 million in the prior year. Comparable store sales increased three percent; the 2003 year-to-date same-store sales increase was thirteen percent. Total catalog/direct marketing sales, which includes wholesale, increased 32 percent to $132.9 million from last year’s $100.8 million; the 2003 year-to-date increase was 15 percent. Internet sales increased 32 percent to $67.7 million from last year’s $51.5 million; the 2003 year-to-date increase was 41 percent. The nine-month net loss is ($0.04) per share, or ($0.6) million compared with last year’s nine-month net earnings of $0.16 per diluted share, or $2.5 million.

Operational Discussion

“While we posted record revenue in the third quarter, it was at the low end of our expectations, due in part to the less-than-desired inventory levels caused by slow processing of merchandise going through West Coast ports,” said Richard Thalheimer, founder, chairman and chief executive officer. “Additionally, our merchandise gross margin was lower than planned because of a variety of factors, including higher air freight expense incurred to by-pass the West Coast port slowdown; increased promotions and sales incentives; and markdowns of seasonal merchandise. During the quarter we also committed additional advertising to the successful launch of our new Professional Series™ Ionic Breeze® Silent Air Purifiers. Our general, selling and administrative expenses were affected by additional cost driven by Sarbanes-Oxley compliance requirements,” Mr. Thalheimer continued.

“As we completed the third quarter, we saw sequential improvement in our monthly sales levels. Initial customer response to our new holiday products is very favorable. We believe the election activities distracted customers from direct response sales during parts of August, September and October, which we believe was a temporary effect on our business,” Mr. Thalheimer explained.

“In the third quarter, we opened six new stores, bringing the total to 21 new stores opened fiscal year-to-date. We expect to achieve our goal of 15 to 20 percent new store unit growth, opening a total of 26 new stores during this fiscal year. Our new store opening program for next year has begun and is on track to achieve our goal of 15 to 20 percent increase in the number of new stores in fiscal 2005.

“We believe our multichannel selling strategy, coupled with the continuing development of Sharper Image Design and Sharper Image brand products, is a fundamentally sound strategy for growing our revenues and earnings over the long term,” Mr. Thalheimer further stated.

“Our balance sheet continues to be very strong, with no long term debt or seasonal borrowing. The inventory levels have increased seven percent compared to last year’s third quarter levels; if we exclude in-transit inventory, much of which is tied up in the port slowdown, our on-hand inventory is about one per cent below last year’s on-hand merchandise. As more inventory flows to our stores, we should see an improvement in our sales performance,” Mr. Thalheimer concluded.

Conference call for third quarter’s earnings

Interested parties are invited to listen November 18, 2004, to a live conference call discussing third quarter and fiscal 2004’s earnings 1:30 PM Pacific, 4:30 PM Eastern time, at www.sharperimage.com or call 888-211-8104. The conference call may also be accessed from outside the United States at 706-643-0143. To access the conference call from www.sharperimage.com, click on Investor Relations. A replay of the conference call will be available starting at 8:00 PM Eastern time, November 18, 2004 to 12:00 Midnight Eastern time, November 24, 2004, by dialing 800-642-1687 and entering code number 2019777. The replay of the conference call for the same period is available outside the United States by calling 706-645-9291 and entering code number 2019777.

Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant and growing proportion of sales are of proprietary products created by the Company’s product development group, Sharper Image Design. The Company’s principal selling channels include 170 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog with annual circulation in excess of 85 million; and its primary Website, http://www.sharperimage.com. The Company also sells its products through its own online auction Website and an online Outlet store to help manage refurbished and close-out inventory; both sites are accessed from the home page of sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and for wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about our future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forwarding-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under “Factors Affecting Future Operating Results” and include our ability to continue to find or develop and to offer attractive merchandise to our customers, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.

THE SHARPER IMAGE®

FINANCIAL TABLES (Unaudited)

(Dollars in thousands except per share amounts)

	Three-Months Ended October 31,		Nine-Months Ended October 31,		Trailing Twelve-Months Ended October 31, 1
	2004	2003 2	2004	2003 2	2004 2	2003 2
Statements of Operations
Revenues	$153,623	$128,121	$458,991	$369,129	$737,373	$585,608

Cost of products	70,395	56,417	198,226	157,560	317,709	250,207
Buying and occupancy	16,970	14,331	49,982	40,526	67,374	54,501
Advertising and promotion	33,030	24,260	98,857	75,702	146,494	111,705
General, selling and administrative	38,775	31,726	112,936	91,561	167,840	136,589

Operating income (loss)	(5,547)	1,387	(1,010)	3,780	37,956	32,606
Other income (expense)-net	(107)	283	71	408	(280)	185

Earnings (loss) before income tax expense (benefit)	(5,654)	1,670	(939)	4,188	37,676	32,791

Income tax expense (benefit)	(2,318)	685	(385)	1,717	15,447	13,441

Net earnings (loss)	$(3,336)	$985	$(554)	$2,471	$22,229	$19,350

Net earnings (loss) per share - basic	$(0.21)	$0.07	$(0.04)	$0.17	$1.43	$1.40
Net earnings (loss) per share - diluted	$(0.21)	$0.06	$(0.04)	$0.16	$1.37	$1.32

Weighted avg. number of shares - basic	15,705,000	15,089,000	15,613,000	14,185,000	15,515,000	13,794,000
Weighted avg. number of shares - diluted	15,705,000	16,052,000	15,613,000	15,059,000	16,244,000	14,636,000

Stores open	170	139

	October 31,
	2004	2003
Balance Sheets
Current assets
Cash, equivalents and investments	$24,701	$25,947
Accounts receivable, net	41,277	20,427
Merchandise inventories	146,093	136,324
Other current assets	34,512	$24,636

Total current assets	246,583	207,334
Property and equipment, net	94,367	63,472
Other assets	6,952	5,012

Total assets	$347,902	$275,818

Current liabilities	$127,075	$101,431
Other liabilities	24,064	10,765

Total liabilities	151,139	112,196

Stockholders’ equity
Common stock	157	151
Additional paid-in capital	104,602	93,692
Retained earnings	92,004	69,779

Total stockholders' equity	196,763	163,622

Total liabilities and stockholders' equity	$347,902	$275,818

1	Trailing twelve-month earnings and weighted average number of shares outstanding are presented for illustrative purposes only.
2	Includes reclassification of certain revenues and expenses to conform to fiscal 2004 presentation